FORM OF
AMENDMENT NO. 6
TO ACCOUNTING SERVICES AGREEMENT

THIS AMENDMENT NO. 6 TO ACCOUNTING SERVICES AGREEMENT (this “Amendment”), effective as of the ____ day of June, 2009, by and between TDAM USA Inc., (f/k/a TD Asset Management USA Inc.) (“Customer”), and SEI Investments Global Funds Services (f/k/a SEI Investments Mutual Fund Services), a Delaware business trust (“SEI”).

WHEREAS, Customer and SEI entered into an Accounting Services Agreement, dated as of the 1st day of September, 2000, as amended by Amendment No. 1, dated as of May 31, 2005; Amendment No. 2, dated as of August 31, 2005; Amendment No. 3, dated as of August 31, 2007; Amendment No. 4, dated as of June 17, 2008; and Amendment No. 5 dated as of March 10, 2009, (the “Agreement”).

WHEREAS, pursuant to the Agreement, among other things, SEI has agreed to provide certain fund accounting and related portfolio accounting services with respect to the Portfolios;

WHEREAS, Customer and SEI desire to further amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Schedule A (Portfolios). Schedule A (Portfolios) is hereby deleted in its entirety and replaced as set forth in Attachment 1 hereto.

2.
Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

3.
Counterparts. This Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto.  This Amendment may be executed in any number of counterparts, each of which shall be an original against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

4.	Governing Law. This Amendment shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to conflict of law provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first above written.

TDAM USA INC.

By:___________________________________
Name:
Title:

SEI INVESTMENTS GLOBAL FUNDS SERVICES

By:___________________________________
Name:
Title:

ATTACHMENT 1

SCHEDULE A
PORTFOLIOS

TD Asset Management USA Funds Inc.

TDAM Money Market Portfolio

TDAM U.S. Government Portfolio

TDAM Municipal Portfolio

TDAM California Municipal Money Market Portfolio

TDAM New York Municipal Money Market Portfolio

TDAM Short-Term Investment Fund

TDAM Short-Term Bond Fund

TDAM Institutional Money Market Fund

TDAM Institutional U.S. Government Fund

TDAM Institutional Treasury Obligations Money Market Fund

TDAM Global Sustainability Fund

TDAM Institutional Municipal Money Market Fund